Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of May 1, 2022, by and among Medallion Financial Corp., a Delaware corporation (the “Company”), on the one hand, and KORR Value L.P., a Delaware limited partnership (“KORR Value”), KORR Acquisitions Group, Inc., a New York corporation, Kenneth Orr, David Orr, and Jonathan Orr (collectively, the “KORR Parties”), on the other hand. The Company and the KORR Parties are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 14 below.

WHEREAS, on December 30, 2021, KORR Value submitted proper and timely notice of its intent to nominate candidates for election to the Board of Directors of the Company (the “Board”) at the 2022 Annual Meeting of Stockholders of the Company (the “2022 Annual Meeting”) to the Company (the “Nomination Notice”);

WHEREAS, on each of June 30, 2021, January 18, 2022, February 28, 2022 and March 14, 2022, KORR Value made demands to inspect certain books and records of the Company (collectively, the “Books and Records Demands”); and

WHEREAS, the Company and the KORR Parties have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Board Composition and Related Matters.

(a) Effective as of the date hereof, KORR Value hereby withdraws the Nomination Notice and the Books and Records Demands.

(b) Effective as of the date hereof, the Board shall take all necessary actions to (i) increase the size of the Board by one director and appoint Brent Hatch to the Board as a Class II director with a term expiring at the 2022 Annual Meeting to fill the resulting vacancy, (ii) create the position of Lead Independent Director on the Board and to appoint Mr. Hatch as the Lead Independent Director, and (iii) appoint and seat Mr. Hatch to the Investment Oversight Committee of the Board (the “Investment Oversight Committee”).

(c) Promptly after the date hereof, the Board shall engage a third-party executive search firm (the “Search Firm”) to assist the Board in the identification of candidates to serve as an independent director of the Board. Within 180 days of the date hereof, the Board shall, with the assistance of the Search Firm, (i) identify an independent director who is acceptable to the Board in its sole discretion (the “Additional Independent Director” and together with Brent Hatch, the “New Directors”) and (ii) take all necessary actions to increase the size of the Board by one director and appoint the Additional Independent Director to fill the resulting vacancy on the Board. The Board shall take all necessary actions to appoint and seat the Additional Independent Director to the Investment Oversight Committee effective upon his or her appointment to the Board.

(d) Frederick Menowitz shall tender his resignation from the Board, which the Board shall promptly accept, effective at the earlier of (i) the appointment of the Additional Independent Director and (ii) 180 days after the date hereof. Following Mr. Menowitz’s resignation, the size of the Board shall be decreased by one director.

(e) With respect to the 2022 Annual Meeting, the Board shall: (i) nominate and include Mr. Hatch in its proxy statement and proxy card as nominee(s) of the Board, (ii) recommend to the stockholders of the Company the election of Mr. Hatch to the Board, and (iii) solicit proxies in favor of the election of Mr. Hatch to the Board in the same manner as for all other nominees of the Board.

(f) The Board shall promptly take all necessary actions to authorize and approve a share repurchase program that would permit the continued repurchase of shares of Common Stock for an aggregate purchase price equal to $35,000,000; provided, however, that any purchases made under such programs shall be subject to market conditions, applicable legal requirements and other relevant factors, as determined by the Board in its sole discretion.

(g) Until the Termination Date, the Board shall consider in good faith declaring quarterly dividends in excess of $0.08 per share on the outstanding shares of Common Stock; provided, however, that the authorization and amount of such dividends shall be subject to market conditions, applicable legal requirements and other relevant factors, as determined by the Board in its sole discretion.

(h) Effective as of the date hereof, the Board shall amend the charter of the Investment Oversight Committee in the form attached hereto as Exhibit A.

2. Voting Commitment. Until the Termination Date, the KORR Parties shall, or shall cause their respective Representatives to (a) appear in person or by proxy at each Stockholder Meeting and (b) vote, or deliver consents or consent revocations with respect to, all shares of Common Stock beneficially owned by such KORR Party in accordance with the Board’s recommendations with respect to all proposals submitted to stockholders at such Stockholder Meeting other than proposals with respect to an Extraordinary Transaction, in each case as the Board’s recommendation is set forth in the definitive proxy statement, consent solicitation statement, or revocation solicitation statement filed by the Company in respect of such Stockholder Meeting; provided, however, that in the event either Institutional Stockholder Services, Inc. (“ISS”) or Glass Lewis & Co. (“Glass Lewis”), or any successors thereto, publish voting recommendations that differ from the Board’s recommendation with respect to any proposal (other than proposals to elect or remove directors) submitted to stockholders at any Stockholder Meeting, the KORR Parties shall be permitted to vote, or deliver consents or consent revocations with respect to, any shares beneficially owned by such KORR Party in accordance with such ISS or Glass Lewis recommendations. Each of the KORR Parties shall take all actions necessary (including by calling back loaned out shares) to ensure that such KORR Party has voting power for each share beneficially owned by it on the record date for each Stockholder Meeting.

3. Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, the KORR Parties shall not, and shall cause their respective Affiliates not to, directly or indirectly:

(a) acquire, offer or seek to acquire, agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction that has been approved by the Board), whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities that would result in the KORR Parties and their respective Affiliates owning, controlling or otherwise having any beneficial or other ownership interest of, in the aggregate, more than 7.5% of the shares of Common Stock outstanding at such time (the “Maximum Ownership Cap”); provided, however, that the Board may increase the Maximum Ownership Cap by an affirmative vote of a majority of the Board;

(b) sell, assign, or otherwise transfer or dispose of shares of Common Stock, or any rights decoupled from such shares, beneficially owned by them, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely-dispersed public offerings, to any Third Party that, to the KORR Parties’ knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest of, in the aggregate, more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than 4.9% of the shares of Common Stock outstanding at such time;

(c) (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) knowingly submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, any Stockholder Meeting; or (vi) call or seek to call, or request the call of, or initiate a consent solicitation or consent revocation solicitation with respect to, alone or in concert with others, any Stockholder Meeting, whether or not such a Stockholder Meeting is permitted by the Restated Certificate of Incorporation of the Company, as amended (as may be amended from time to time, the “Charter”), or the Amended and Restated By-Laws of the Company (as may be amended from time to time, the “By-Laws”), including any “town hall” meeting;

(d) form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company, other than any such group or agreement (i) that is solely among the KORR Parties or (ii) that is with an Affiliate of the KORR Parties and such Affiliate agrees to be bound by the terms and conditions of this Agreement as if it were a party hereto and such group or agreement would not result in the KORR Parties exceeding the Maximum Ownership Cap;

(e) deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, other than any such voting trust, arrangement, or agreement (i) that is solely among the KORR Parties or (ii) that is with an Affiliate of the KORR Parties and such Affiliate agrees to be bound by the terms and conditions of this Agreement as if it were a party hereto and such voting trust, arrangement, or agreement would not result in the KORR Parties exceeding the Maximum Ownership Cap;

(f) seek publicly, alone or in concert with others, to amend any provision of the Charter or By-Laws;

(g) demand an inspection of the Company’s books and records;

(h) (i) make any public proposal with respect to or (ii) make any public statement or otherwise knowingly seek to encourage, advise or assist any person in so encouraging or advising with respect to: (A) any change in the composition, number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization, dividend policy, or share repurchase programs or practices of the Company, (C) any other change in the Company’s management, governance, business, operations, strategy, corporate structure, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; provided, that nothing in this Section 3(h) shall prevent the KORR Parties or their Affiliates from (x) responding to inbound inquiries it receives from a Third Party by privately directing such Third Party to contact a representative of the Company or privately referring such Third Party to the Company’s publicly available disclosures or (y) with the Board’s prior written consent, privately introducing Third Parties to (1) the Board or (2) the Company’s officers;

(i) initiate, make, or knowingly participate in any way, in any Extraordinary Transaction or make any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter; provided, that nothing in this Section 3(i) shall prevent the KORR Parties or their Affiliates from (x) responding to inbound inquiries it receives from a Third Party by privately directing such Third Party to contact a representative of the Company or privately referring such Third Party to the Company’s publicly available disclosures or (y) with the Board’s prior written consent, privately introducing Third Parties to (1) the Board or (2) the Company’s officers;

(j) effect or seek to effect, offer or propose to effect, cause or participate in, or knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses; provided, that nothing in this Section 3(j) shall prevent the KORR Parties or their Affiliates from (x) responding to inbound inquiries it receives from a Third Party by privately directing such Third Party to contact a representative of the Company or privately referring such Third Party to the Company’s publicly available disclosures or (y) with the Board’s prior written consent, privately introducing Third Parties to (1) the Board or (2) the Company’s officers;

(k) enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or knowingly advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(l) publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement;

(m) publicly disclose any vote, delivery of consents or consent revocations, or failure to deliver consents or consent revocations, as applicable, by the KORR Parties against the voting recommendations of the Board in connection with a Stockholder Meeting; or

(n) take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that the restrictions in this Section 3 shall not prevent the KORR Parties from (i) making any factual statement to the extent required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought so long as such request did not arise as a result of any action by the KORR Parties, (ii) communicating privately with the Company’s directors or officers, including, for the avoidance of doubt, discussions regarding potential strategic and Extraordinary Transactions and the identification of potential interested Third Parties, so long as such private communications would not reasonably be expected to trigger public disclosure obligations for any party, (iii) communicating confidentially with the Company so long as such confidential communications would not reasonably be expected to trigger public disclosure obligations for any party, (iv) communicating with stockholders of the Company and others in a manner that does not violate clauses (a) through (n) of this Section 3 or otherwise violate this Agreement, and (v) tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company.

4. Mutual Non-Disparagement. Until the Termination Date, without the prior written consent of the other party, neither party shall, nor shall it permit any of its Representatives to, make any public or private statement or speak to any member of the media in a manner that criticizes, disparages, calls into disrepute or otherwise defames or slanders the other party or such other party’s Affiliates, subsidiaries, their respective businesses, or their respective current or former directors (in their capacity as such), officers, or employees. The restrictions in this Section 4 shall not (a) apply (i) to any compelled testimony or production of information, whether by legal process, subpoena, or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case to the extent required, (ii) to any statement made in connection with any action to enforce this Agreement, or (iii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

5. No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten or initiate any lawsuit, claim, or proceeding before any court (each, a “Legal Proceeding”) against the other party or its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement, (b) counterclaims with respect to any proceeding initiated by or on behalf of one party or its Affiliates against the other party or its Affiliates or (c) any Legal Proceeding with respect to claims of fraud in connection with, arising out of or related to this Agreement; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of, or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any Legal Proceeding against the other party.

6. Public Statements; SEC Filings.

(a) On the date of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor the KORR Parties shall issue any press release or public announcement regarding this Agreement, or take any action that would require public disclosure thereof by any party, without the prior written consent of the other party.

(b) Within two (2) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide the KORR Parties and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of the KORR Parties and their Representatives.

(c) Within two (2) Business Days following the date of this Agreement, the KORR Parties shall file with the SEC an amendment to their Schedule 13D setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. The KORR Parties shall provide the Company and its Representatives with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(d) Except for the issuance of the Press Release and the filing of the Form 8-K and the Schedule 13D Amendment, no party shall issue any press release or other public statement (including in any filing required under the Exchange Act) about the subject matter of this Agreement or the other party, except as required by law, Legal Requirement or applicable stock exchange listing rules or with the prior written consent of the other party and otherwise in accordance with this Agreement.

7. Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to this Agreement.

8. Representations and Warranties.

(a) Each of the KORR Parties represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. Each of the KORR Parties represents that (i) if such KORR Party is not a natural person, the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect and (ii) the execution, delivery and performance of this Agreement by it does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document (if such KORR Party is not a natural person), agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. The KORR Parties represent and warrant that, as of the date of this Agreement, they beneficially own an aggregate of 1,471,100 shares of Common Stock.

(b) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents and warrants that (i) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect and (ii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound. As of the date hereof, the Company is not aware of (1) the Company or any of its Affiliates, or its or their officers and directors (in each case, in their capacity as such) being in violation of applicable law, except (a) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole and (b) such violations relating to or arising out of facts or circumstances alleged in any court filings made in Securities and Exchange Commission v. Medallion Financial Corp., Andrew Murstein, Lawrence Meyers, and Ichabod’s Cranium, Inc., Case No. 1:21-cv-11125 (LAK) (S.D.N.Y.) (the “SEC Matter”) or (2) any written notice being received since May 1, 2021 from any U.S. federal, state, provincial, territorial or local governmental or regulatory agency, commission, court or authority alleging any conflict with or breach of any law or regulatory requirement applicable to the Company or its subsidiaries by the Company or any of its Affiliates, or its or their officers or directors (in each case, in their capacity as such), the substance of which has not been resolved, except (a) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole and (b) such conflicts or breaches relating to or arising out of facts or circumstances alleged in any court filings made in the SEC Matter.

9. Termination.

(a) This Agreement shall terminate upon the earlier to occur of (such effective date of termination, the “Termination Date”):

(i) 180 days after the date hereof if the Company has not appointed the Additional Independent Director by such date;

(ii) 30 days before the nomination deadline for the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) if (A) the Company has not (1) used commercially reasonable efforts to repurchase shares of Common Stock for an aggregate purchase price of $7,500,000 in the period between January

1, 2022 and the date that is 30 days before the nomination deadline for the 2023 Annual Meeting and (2) declared a special dividend in an amount equal to $7,500,000 minus the aggregate purchase price of shares of Common Stock repurchased since January 1, 2022 if such amount is greater than $0.00; or (B) the Company has declared a quarterly dividend below $0.08 for any fiscal quarter ending between January 1, 2022 and the date that is 30 days before the nomination deadline for the 2023 Annual Meeting;

(iii) 30 days before the nomination deadline for the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) if (A) two of the following events occur: (1) the Company has repurchased shares of Common Stock for an aggregate purchase price of $15,000,000 in the period between January 1, 2022 and 30 days before the nomination deadline for the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”); (2) the Company has (I) publicly announced before the date that is 30 days before the nomination deadline for the 2024 Annual Meeting that it intends to declare a quarterly dividend of at least $0.10 for at least two fiscal quarters after January 1, 2024 or (II) has declared a quarterly dividend of at least $0.10 for at least two fiscal quarters ending prior to January 1, 2024; and (3) the Company’s closing stock price is at least $13.00 on the date that is 30 days before the nomination deadline for the 2024 Annual Meeting or (B) the Company’s stock price has a volume weighted average price of at least $16.00 during any 22 consecutive trading days at any time between January 1, 2022 and the date that is 30 days before the nomination deadline for the 2024 Annual Meeting; and

(iv) 30 days before the nomination deadline for the Company’s 2024 Annual Meeting if the requirements of the foregoing clause (iii) are not fulfilled.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) the obligations of the KORR Parties (A) pursuant to Sections 1, 2, 3, 4, and 6(d) shall terminate in the event that the Company materially breaches its obligations to any of the KORR Parties pursuant to Sections 1, 4, or 6(d), or the representations and warranties in Section 9(b) of this Agreement and such breach (if capable of being cured) has not been cured within ten calendar days following written notice of such breach from any of the KORR Parties, or, if impossible to cure within ten calendar days, the Company has not taken substantive action to correct within ten calendar days following written notice of such breach from the KORR Parties and (B) pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations to the KORR Parties under Section 5; and

(ii) the obligations of the Company to the KORR Parties (A) pursuant to Sections 1, 4, 5 and 6(d) shall terminate in the event that the KORR Parties materially breach their obligations in Sections 1, 2, 3, 4, 6(d) or 7 or the representations and warranties in Section 8(a), and such breach (if capable of being cured) has not been cured within ten calendar days following written notice of such breach, or, if impossible to cure within ten calendar days, the KORR Parties have not taken substantive action to correct within ten calendar days following written notice of such breach from the Company or (B) pursuant to Section 5 shall terminate immediately in the event that the KORR Parties materially breach their obligations under Section 5.

(c) If this Agreement is terminated in accordance with this Section 9, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination.

10. Expenses. Each party shall be responsible for its own fees and expenses in connection with the negotiation and the execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall promptly reimburse the KORR Parties for their reasonable, documented out-of-pocket fees and expenses incurred in connection with the subject matter of this Agreement, including the negotiation and the execution of this Agreement and the transactions contemplated hereby; provided further that such reimbursement shall not exceed $500,000 in the aggregate.

11. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending, if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Medallion Financial Corp. 437 Madison Ave. New York, New York 10022 Attn: Marisa T. Silverman, General Counsel Email: MSilverman@medallion.com with mandatory copies (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn: Kai H. Liekefett

  Jessica Wood

Email: kliekefett@sidley.com

    jessica.wood@sidley.com

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, NY 10019

Attn: Tariq Mundiya, Esq.

  Russell L. Leaf, Esq.

  Jeffrey S. Hochman, Esq.

Email: tmundiya@willkie.com

    rleaf@willkie.com

    jhochman@willkie.com

If to the KORR Parties: KORR Value L.P. 1400 Old Country Road Westbury, NY 11590 Attn:Kenneth Orr Email: ko@korrag.com with mandatory copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn:   Andrew Freedman, Esq.

    Rebecca Van Derlaske, Esq.

Email: afreedman@olshanlaw.com

     rvanderlaske@olshanlaw.com

12. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 11. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

13. Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies would be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief, without the necessity of posting a bond or other security, if the other party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

14. Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or one or more KORR Parties, as applicable; provided, further, that, for purposes of this Agreement, none of the KORR Parties shall be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of any of the KORR Parties; (b) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (c) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (d) the term “Common Stock” means the common stock, par value $0.01 per share, of the Company; (e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (f) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a third party that, in each case, that results in a change in control of the Company or the sale of all or substantially all of its assets; (g) the term “Independent Director” means an individual who (i) qualifies as an “independent director” under the applicable rules of the SEC, the rules of any stock exchange on which the Company is traded, and the applicable governance policies of the Company and (ii) is not an employee, principal, Affiliate or Associate of any of the KORR Parties or the Company or any of their respective Affiliates or Associates; (h) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (i) the term “SEC” means the U.S. Securities and Exchange Commission; (j) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof; and (k) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

15. Miscellaneous.

(a) This Agreement, including all exhibits hereto, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

MEDALLION FINANCIAL CORP.

By:	/s/ Alvin Murstein
Name:	Alvin Murstein
Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO COOPERATION AGREEMENT

THE KORR PARTIES: KORR VALUE L.P. By: KORR Acquisitions Group, Inc., its General Partner

By: Name: Title:	/s/ Kenneth Orr Kenneth Orr Chief Executive Officer

KORR ACQUISITIONS GROUP, INC.

By: Name: Title:	/s/ Kenneth Orr Kenneth Orr Chief Executive Officer

KENNETH ORR

/s/ Kenneth Orr

DAVID ORR /s/ David Orr

JONATHAN ORR /s/ Jonathan Orr

SIGNATURE PAGE TO COOPERATION AGREEMENT

Exhibit A

Form of Investment Oversight Committee Charter

MEDALLION FINANCIAL CORP.

INVESTMENT OVERSIGHT COMMITTEE CHARTER

MEMBERSHIP:

The Investment Oversight Committee (the “Committee”) of the Board of Directors (the “Board”) of Medallion Financial Corp. (the “Company”) shall be comprised of five (5) or more members of the Board, a majority of whom shall be non-employee Directors. The Board shall appoint the members of the Committee, and members shall serve at the pleasure of the Board. The Board shall designate one of the Committee members to serve as Chair of the Committee.

DUTIES AND RESPONSIBILITIES:

The Committee has the following duties and responsibilities:

A.	To review information about the Company’s non-core managed loan portfolio, including, but not limited to, loan delinquencies;

B.

To make such determinations or recommendations with respect to the Company’s non-core managed loan portfolio as well as the Company’s role as a servicing agent as the Committee may deem necessary or appropriate;

C.	To consider such other matters related to the Company’s non-core managed loan portfolio as the Committee deems necessary or appropriate;

D.	To approve all taxi medallion loan modifications, subject to guidelines that may be established from time to time by the Committee and any other required approvals;

E.

To provide oversight of strategic efforts of the Company, including, but not limited to, the continued review of the Company’s assets and potential transactions to enhance stockholder value, in each case subject to the Board’s ultimate oversight of such efforts and approval of any related transaction; and

F.	Such other related matters as may be directed by the Board, including, but not limited to, to review information with respect to the Company’s investments other than its core operating businesses.

PERFORMANCE EVALUATION REPORT:

The Committee will provide to the Board an annual performance evaluation of the Committee, including an assessment of the performance of the Committee based on the duties and responsibilities set forth in this charter and such other matters as the Committee may determine. The evaluation to the Board may take the form of an oral report by the Committee chairman or any other member of the Committee designated by the Committee to make the report.

RESOURCES AND AUTHORITY OF THE COMMITTEE:

The Committee will be given the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants.

OPERATIONS:

A.	The Committee meets at the direction of its Chair as often as appropriate to accomplish its purpose.

B.

A majority of the non-employee members of the Committee need to be present for any meeting of the Committee to take place. The Committee may meet in person or by telephone, and the Committee may act by written consent, to the extent permitted by law and by the Company’s by-laws. In the event of any inconsistency between this charter and the Company’s organizational documents, the provisions of the Company’s organizational documents govern.

C.	The Committee will regularly report to the full Board no later than the next regularly scheduled Board meeting.

D.

Minutes will be kept of each meeting of the Committee and will be available to each member of the Board. Any action of the Committee shall be subject to revision, modification, rescission, or alteration by the Board, provided that no rights of third parties shall be affected by any such revision, modification, or alteration.

COMPENSATION:

Each non-employee Committee member shall be compensated for service on the Committee, in an amount as determined by the Board.

AMENDMENTS:

This Investment Oversight Committee Charter may be amended in whole or in part with the approval of a majority of the Board.

Adopted: November 1, 2018

Amended: May 1, 2022

Exhibit B

Form of Press Release

MEDALLION FINANCIAL ANNOUNCES NEW INCREASED BUYBACK AUTHORIZATION AND CHANGES TO

BOARD AND CORPORATE GOVERNANCE

Authorizes Stock Repurchase Program of $35 Million

Appoints Brent O. Hatch as New Independent Director and Lead Independent Director

Will Engage Third Party Executive Search Firm to Assist in Search Process

for an Additional Independent Director

Reaches Cooperation Agreement with KORR Value, L.P.

NEW YORK, NY – May 2, 2022 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion Financial” or the “Company”), a finance company that originates and services loans in various consumer and commercial industries, along with offering loan origination services to fintech strategic partners, today announced the Board has authorized a new stock repurchase program of $35 million. In conjunction with this authorization, Medallion Financial terminated its existing stock repurchase program. The Board has also announced that it will add two new independent directors to its Board of Directors and has created a Lead Independent Director position on the Board.

Brent O. Hatch has been appointed to the Company’s Board and assumed the newly established role of Lead Independent Director, effective immediately. Mr. Hatch has also joined the Audit Committee, Nominating and Governance Committee and Investment Oversight Committee of the Board. With today’s appointment of Mr. Hatch, the Board has expanded to nine members. Mr. Hatch is the founder of the law firm Hatch Law Group, PC and previously served in the White House as Associate Counsel to President George H.W. Bush. Mr. Hatch currently serves as an independent director and Audit Committee member at Medallion Bank, a wholly owned subsidiary of Medallion Financial.

The Company has commenced a search process for an additional independent director to be added to the Board later this year and will engage a third-party executive search firm to assist the Board in identifying suitable candidates. Current independent director Frederick Menowitz will retire from the Board no later than the appointment of the new independent director. Mr. Hatch and the new independent director, when appointed, will participate in the Board’s ongoing oversight of the Company, including the Company’s response to all regulatory matters, consistent with their fiduciary duties.

“Having worked with Brent in his capacity as a director of Medallion Bank, I am delighted to welcome him to our Board as Lead Independent Director and look forward to benefitting further from his extensive experience,” said Alvin Murstein, Chairman of the Board & CEO of Medallion Financial. “The addition of Brent, as well as another independent director later this year, will result in six new independent directors appointed in the last five years. That, in addition to the creation of the Lead Independent Director position, further demonstrates our commitment to strong corporate governance. We are also committed to delivering value to our shareholders through increased share repurchases and dividends, as demonstrated by our new $35 million share repurchase authorization, the largest in the Company’s history. Led by our President, Andrew Murstein, we have transformed our business model to focus on our consumer and commercial lending businesses. This has resulted in 2021 being our most profitable year in the history of our Company. We look forward to working with the new directors to build on our track record of success.”

Mr. Hatch said, “I am excited about the opportunity to join Medallion Financial’s Board and build on the Company’s tremendous progress. From my service as a member of the Medallion Bank board, I have gained great respect and admiration for the company that Alvin and Andrew, and the entire executive team, have built over many years, and I look forward to working closely with my fellow directors to ensure continued board transparency and independence, as well as an ongoing emphasis on growth and shareholder value creation for years to come.”

Mr. Murstein concluded, “On behalf of the Board, I would like to thank Fred Menowitz for his years of invaluable contributions and unique perspectives both inside and out of the boardroom. While Fred will continue as a director until later this year when we identify a new Independent Director to join the Board, I want to recognize his steadfast service and commitment to Medallion Financial and our shareholders.”

Cooperation Agreement

In connection with these changes, the Company has entered into a Cooperation Agreement with shareholder KORR Value, L.P. and certain of its affiliates (“KORR”). Under the terms of the agreement, KORR has agreed to withdraw its director nominees for the Company’s 2022 Annual Meeting of Shareholders. KORR also has agreed to abide by certain customary voting and standstill provisions until the termination of the Cooperation Agreement, subject to certain conditions outlined in the agreement.

Kenneth Orr, Founder and Chief Investment Officer at KORR, stated, “We are pleased to have reached this resolution with Medallion Financial and believe the steps announced today will serve to continue to enhance corporate governance, transparency and, in turn, drive value for all shareholders. We welcome Mr. Hatch as the new Lead Independent Director and believe he brings immense experience and a history of integrity to the boardroom, and we look forward to the appointment of another independent director in the future. Medallion’s management has done an excellent job in repositioning the business, as shown by its six consecutive quarters of growth and profitability, and we believe there is significant opportunity to deliver even further value to shareholders.”

The Company will file the Cooperation Agreement on a Form 8-K with the U.S. Securities and Exchange Commission.

About Brent O. Hatch

Brent O. Hatch is the founder of the law firm of Hatch Law Group, PC and has been employed there and its predecessor firm since 1993, where he litigates complex commercial matters and advises corporations on significant transactions. Mr. Hatch also currently serves as a member of the Board of Directors and the Audit Committee of the Company’s subsidiary, Medallion Bank, and has served in such roles since 2003. Mr. Hatch brings extensive legal experience, having founded a law firm in Utah and having previously served in the White House as Associate Counsel to President George H.W. Bush, Deputy Assistant Attorney General at the U.S. Department of Justice, and General Counsel at the National Endowment for the Humanities. Mr. Hatch clerked for the Honorable Robert H. Bork of the U.S. Court of Appeals for the District of Columbia Circuit. He is also a Director and Treasurer of the Federalist Society. Mr. Hatch holds a bachelor’s degree from Brigham Young University and a J.D. from Columbia Law School.

Sidley Austin LLP served as legal counsel to the Company, and Olshan Frome Wolosky LLP served as legal counsel to KORR.

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ:MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding medallion loan portfolio, the potential for future asset growth and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the COVID-19 pandemic on Medallion’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control, the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Medallion, its customers and third parties. In addition to risks related to the ongoing COVID-19 pandemic, for a description of certain risks to which Medallion is or may be subject, including risks related to the ongoing SEC investigation, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2021 Annual Report on Form 10-K.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from the Company’s shareholders for the Company’s 2022 annual meeting of shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on our website at https://medallion.ir.edgar-online.com/, or by contacting investorrelations@medallion.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with matters to be considered at the Company’s 2022 annual meeting of shareholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s Proxy Statement on Schedule 14A for its 2021 annual meeting of shareholders, filed with the SEC on April 29, 2021, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 14, 2022, and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Company’s Proxy Statement for its 2022 annual meeting of shareholders and other relevant documents to be filed with the SEC, if and when they become available.

Company Contact:

Media:

Sard Verbinnen & Co.

Jim Barron / Kal Goldberg / Jared Levy

MedallionFinancial-SVC@sardverb.com

Investors:

Investor Relations

212-328-2176

InvestorRelations@medallion.com